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[Logo of Factory Card & Party Outlet]


Contact:  James D. Constantine
          Chief Financial Officer
          (630) 579-2000
                                                           FOR IMMEDIATE RELEASE
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FACTORY CARD OUTLET ANNOUNCES PROGRESS TOWARD THE EMERGENCE FROM BANKRUPTCY
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NAPERVILLE, ILLINOIS JUNE 5, 2001 - Factory Card Outlet Corp. announced that on
June 1, 2001, the bankruptcy court approved the disclosure statement relating to its amended plan of reorganization. The Company indicated that it will commence soliciting creditors' acceptance of the amended plan on or before June 18, 2001. The amended plan is sponsored by the Company, its Creditors Committee and Factory Card Holdings, Inc. Under the terms of the amended plan, Factory Card Holdings, Inc. will acquire the Company. An investor group led by John Cathcart and Scott Miller, principals in the buyout and management consulting firms Mercator Capital Corporation of Nevada and Beacon Capital Partners of Arizona, is expected to provide $6 million in equity.

Wells Fargo Retail Finance, the Company's existing lender, has also committed to provide $4 million in debt as part of a $50 million exit facility subject to the satisfaction of, among other things, various conditions precedent. "We are extremely pleased to be providing this new financing," said Andrew H. Moser, Wells Fargo Retail Finance Senior Managing Director and Co-Chief Operating Officer. "The Company has worked hard, and we remain extremely supportive of the turnaround."

"No group of people has worked harder or shown greater dedication than our key management staff and our associates. They have toughed it out and, with the support of our equally loyal vendors, the Company has achieved a dramatic turnaround," said Chairman, Chief Executive Officer and President, William E. Freeman. He added, "We are excited about our partnership with Factory Card Holdings, Inc. The $10 million capital infusion allows the Company to emerge from bankruptcy and provides a solid platform for future growth."

The Company also stated that it anticipates emerging from Chapter 11 by mid-summer if the requisite majority of creditors accept and the court confirms, the amended plan. It is currently anticipated that, upon emergence, the Company will merge into and with its wholly-owned operating subsidiary, Factory Card Outlet of America, Ltd.

Factory Card Outlet operates 175 company-owned retail stores, in 20 states, offering a vast assortment of party supplies, greeting cards, gift wrap and other special occasion merchandise at everyday value prices. On March 23, 1999, the company filed a petition for reorganization under Chapter 11 of Title 11 of the United States Code and is currently operating as a debtor in possession.
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Certain statements in this news release constitute "forward-looking statements"
within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements express or implied by such forward-looking statements. All forward-looking statements relating to aspects of any plan of reorganization that may be submitted in connection with the Chapter 11 case are dependent upon, among other things, further improvements in the Company's store-level operating performance, the proposal of an acceptable reorganization plan and the confirmation of such plan by the bankruptcy court.

In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including, without limitation, the impact of the Chapter 11 case; the ability to meet sales plans; weather and economic conditions; dependence on key personnel; competition; ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.